Exhibit 99.1

Date: May 10, 2006

Release Number: 2006-##

Intelsat Reports 2006 First Quarter Results

PanAmSat Transaction on Track for Closing in 2nd or 3rd Quarter 2006

Pembroke, Bermuda, May 10, 2006 - Intelsat, Ltd., a global satellite communications leader providing services in over 200 countries and territories, today reported results for the three months ended March 31, 2006.

Intelsat, Ltd. and its subsidiaries, referred to as Intelsat or the company, reported revenue of $280.4 million and a net loss of $90.1 million for the quarter ended March 31, 2006.

The company also reported EBITDA, or Intelsat earnings before interest, taxes and depreciation and amortization for the quarter of $180.1 million, or 64 percent of revenue, and the company also reported Sub Holdco Adjusted EBITDA1 for the same period of $205.9 million, or 73 percent of revenue2.

“Intelsat continues to produce solid results in its core service offerings, such as lease and managed solutions services to network services and telecom customers. We have also made meaningful progress in reducing operating expense, and as a result, in the first quarter our Sub Holdco Adjusted EBITDA margin improved to 73 percent of revenue,” said Intelsat Chief Executive Officer, Dave McGlade. “In addition, backlog at March 31 totaled $3.8 billion, and our steady backlog trend is indicative of good sales activity in our core business.”

“The PanAmSat transaction remains a key focus, and we continue to make progress on integration planning and the regulatory approvals needed to close the acquisition. We are also executing on our business strategies, which include maximizing the value of our core business, and using our existing assets in new applications, such as Voice Over IP and Internet Protocol television services,“ CEO McGlade continued.

PanAmSat Merger Update

Intelsat provided an update on the regulatory and operational activities regarding its previously announced acquisition of PanAmSat Holding Corporation. The two pending U.S. regulatory approvals required to close the transaction, the Federal Communications Commission (“FCC”) and the Department of Justice (“DoJ”), are still in process and proceeding normally. The company continues to expect that the transaction will receive all approvals necessary in order to close in the second or third quarter of 2006.

[1]	Intelsat Subsidiary Holding Company, Ltd., or Intelsat Sub Holdco, and its subsidiaries are the entities that conduct Intelsat’s operations.

[2]	In this release, financial measures are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All EBITDA, EBITDA margin, Sub Holdco Adjusted EBITDA, Sub Holdco Adjusted EBITDA margin and free cash flow from operations figures in this release are non-GAAP financial measures. Please see the consolidated financial statements below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Sub Holdco Adjusted EBITDA is a term based on consolidated EBITDA, as defined in Intelsat Sub Holdco’s credit agreement dated January 28, 2005 (the “Credit Agreement”). Please see the reconciliation of Sub Holdco Adjusted EBITDA to EBITDA provided with the consolidated financial statements below.

Financial Results for the Three Months Ended March 31, 2006

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings, Ltd. (the “Acquisition”). For comparative purposes, when we refer in this news release to our results for the three months ended March 31, 2005, we are referring to our combined results for the period from January 1, 2005 through January 31, 2005 and for the period (post-Acquisition) from February 1, 2005 through March 31, 2005.

Total revenue of $280.4 million for the three months ended March 31, 2006 declined $12.7 million, or 4.3 percent, from $293.2 million for the three months ended March 31, 2005. The difference was primarily attributable to reductions in channel services, which decreased $11.7 million to $48.6 million in the period. Mobile satellite services, or MSS, and other revenues declined by $7.4 million, or 41 percent, to $10.7 million for the three months ended March 31, 2006, as compared to $18.1 million in the prior-year period, primarily due to reduced usage of mobile satellite services sold to government customers. These declines were partially offset by increases in managed solutions revenue, which increased $6.7 million, or 27 percent, to $31.3 million for the three months ended March 31, 2006 from $24.6 million for the year-earlier period. Lease revenue was relatively unchanged at $189.8 million for the period ended March 31, 2006 as compared to $190.1 million in the first quarter of 2005.

Total operating expenses for the three months ended March 31, 2006 declined $107.8 million to $249.5 million, from $357.3 million in the same period in 2005, which included a $69.2 million satellite impairment charge due to the failure of the IS-804 satellite in January 2005. Excluding the impairment charge, total operating expense in the first quarter of 2006 decreased $38.6 million, or 13 percent, from $288.1 million for the three months ended March 31, 2005. Depreciation and amortization expense increased $19.5 million, or 14 percent, to $154.6 million for the three months ended March 31, 2006 from $135.1 million for the same period in 2005, primarily due to purchase accounting treatment following the Acquisition, as well as the IA-8 satellite, which entered service in July 2005. Direct cost of revenue declined by $15.7 million, or 22 percent, to $55.1 million for the period from $70.8 million for the same period in 2005, primarily due to the reduction in third party capacity costs related to the decline in MSS and lease service sales to government customers. Selling, general and administrative expense for the first quarter of 2006 was $39.8 million, a decline of $42.1 million from $81.9 million in the three months ended March 31, 2005, which included $49.8 million in professional fees related primarily to the Acquisition.

Income from operations was $30.9 million for the three months ended March 31, 2006 compared with a net loss from operations of $64.2 million for the three months ended March 31, 2005. The increase in income was primarily due to the IS-804 satellite impairment charge. Net loss for the three months ended March 31, 2006 was $90.1 million, compared with net loss of $151.7 million for the three months ended March 31, 2005. The factors described above, offset by higher interest expense in the three months ended March 31, 2006 resulting from the debt issued in connection with the 2005 financings, contributed to the lower net loss in the first quarter of 2006.

EBITDA of $180.1 million, or 64 percent of revenue, for the three months ended March 31, 2006 reflected an increase of $108.7 million, or 152 percent, from $71.4 million, or 24 percent of revenue, for the same period in 2005. This increase was primarily due to the IS-804 satellite impairment charge and costs associated with the Acquisition in January 2005, offset somewhat by lower revenues, as described above. Sub Holdco Adjusted EBITDA decreased $2.5 million to $205.9 million, or 73 percent of revenue, for the three months ended March 31, 2006 from $208.4 million, or 71 percent of revenue, for the same period in 2005.

Intelsat generated free cash flow from operations of $3.0 million for the period ended March 31, 2006. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property, plant and equipment and associated capitalized interest.

At March 31, 2006, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $3.8 billion. At December 31, 2005, Intelsat’s backlog was also $3.8 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by service category and customer set in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison By Customer Set And Service Category

By Customer Set

	For the three months ended March 31,
	2005	2006
Network Services and Telecom	61%	65%
Government	22%	17%
Media	17%	18%
Other	0%	0%

By Service Category

	For the three months ended March 31,
	2005	2006
Lease	65%	68%
Channel	21%	17%
Managed Solutions	8%	11%
Mobile Satellite Services	6%	4%

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EDT on May 10, 2006 to discuss the company’s financial results for the first quarter of 2006. Access to the live conference call will be available via the Internet at the Intelsat web site: www.intelsat.com/investors.

To participate on the live call, United States-based participants should call (866) 761-0749. Non-U.S. participants should call +1 (617) 614-2707. The participant pass code is 21387078. Participants will have access to a replay of the conference call through May 17, 2006. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 67654249.

About Intelsat

Intelsat is a global communications provider offering flexible and secure services to customers in over 200 countries and territories. Intelsat has maintained a leadership position for over 40 years by distributing video, voice, and data for television and content providers, government and military entities, major corporations, telecommunications carriers, and Internet service providers.

Intelsat’s reach, power and expanding solutions portfolio deliver information reliably and quickly to every corner of the globe. For more information, visit www.intelsat.com.

Contact:

Investor Relations and Media:

Dianne VanBeber

Vice President, Investor Relations and Corporate Communications

dianne.vanbeber@intelsat.com

+ 1 202 944 7406

Note: Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts, including the guidance provided in the outlook section. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this news release, the words “plan,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this news release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Known risks include, but are not limited to, insufficient market demand for the services offered by Intelsat; inadequate supply of Intelsat capacity; the quality and price of services offered by Intelsat’s competitors; Intelsat’s access to sufficient capital to meet its operating and financing needs; Intelsat’s inability to secure necessary regulatory approvals or the financing for, and to complete, its proposed acquisition of PanAmSat Holding Corporation on the expected timetable or at all; Intelsat’s inability to successfully integrate or to obtain expected synergies from its proposed acquisition of PanAmSat Holding Corporation; changes in laws and regulations or the inability to maintain required governmental authorizations; political, economic and legal conditions in the markets Intelsat is targeting for communications services or in which Intelsat operates; general economic conditions; and a change in the health of Intelsat’s satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat’s satellites. More detailed information about known risks is included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2005 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements made in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity	Combined	Successor Entity
	Period January 1, 2005 to January 31, 2005	Period February 1, 2005 to March 31, 2005	Three Months Ended March 31, 2005	Three Months Ended March 31, 2006
Revenue	$97,917	$195,257	$293,174	$280,446
Operating expenses:
Direct costs of revenue	26,939	43,837	70,776	55,111
Selling, general and administrative	55,443	26,481	81,924	39,814
Depreciation and amortization	39,184	95,953	135,137	154,604
Impairment of asset value	69,227	—	69,227	—
Restructuring costs	263	—	263	—

Total operating expenses	191,056	166,271	357,327	249,529

Income (loss) from operations	(93,139)	28,986	(64,153)	30,917
Interest expense	13,241	67,964	81,205	109,473
Interest income	191	1,092	1,283	3,352
Other income (expense), net	863	(453)	410	(5,411)

Loss from operations before income taxes	(105,326)	(38,339)	(143,665)	(80,615)
Provision for income taxes	4,400	3,586	7,986	9,495

Net loss	(109,726)	(41,925)	(151,651)	(90,110)

INTELSAT, LTD.

RECONCILIATION OF NET LOSS TO EBITDA

(Unaudited)

	Three Months Ended March 31,
	2005	2006
	(in thousands)
Net loss	$(151,651)	$(90,110)
Add:
Interest expense	81,205	109,473
Provision for income taxes	7,986	9,495
Depreciation and amortization	135,137	154,604
Subtract: Interest income	1,283	3,352

EBITDA	$71,394	$180,110

EBITDA margin	24%	64%

Note:

EBITDA consists of Intelsat, Ltd. earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents EBITDA to provide further information with respect to its operating performance. EBITDA margin is defined as EBITDA divided by total revenues. Intelsat uses EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider EBITDA or EBITDA margin as an alternative to operating or net income or operating or net income margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT, LTD.

RECONCILIATION OF EBITDA TO SUB HOLDCO ADJUSTED EBITDA

(Unaudited)

	Three Months Ended March 31,
	2005	2006
	(in thousands)
EBITDA	$71,394	$180,110
Reconciliation of EBITDA to Sub Holdco Adjusted EBITDA:
Add:
Parent and intercompany expenses, net	4,370	4,507
Compensation & benefits adjustments	10,946	983
Restructuring costs	263	—
Acquisition related expenses	48,979	3,000
Equity investment losses	1,631	6,270
Satellite - Impairment charge	69,227	—
Non-recurring and other non-cash items	1,542	11,027

Sub Holdco Adjusted EBITDA	$208,352	$205,897

Sub Holdco Adjusted EBITDA margin	71%	73%

Note:

Intelsat calculates a measure called Sub Holdco Adjusted EBITDA, based on the term consolidated EBITDA, as defined in its Credit Agreement. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the consolidated interest coverage ratio, senior secured leverage ratio and total leverage ratio. Sub Holdco Adjusted EBITDA is not a measure of financial performance under GAAP, and our Sub Holdco Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	As of December 31, 2005	As of March 31, 2006
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$360,070	$359,005
Receivables, net of allowance of $26,342 in 2005 and $25,749 in 2006	203,452	195,255
Deferred income taxes	10,752	10,752

Total current assets	574,274	565,012
Satellites and other property and equipment, net	3,327,341	3,209,445
Amortizable intangible assets, net	493,263	483,912
Non-amortizable intangible assets	560,000	560,000
Goodwill	111,388	111,388
Other assets	228,178	232,356

Total assets	$5,294,444	$5,162,113

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Current portion of long-term debt	11,097	16,039
Accounts payable and accrued liabilities	332,907	295,906
Deferred satellite performance incentives	7,418	7,852
Deferred revenue	30,143	23,017

Total current liabilities	381,565	342,814
Long-term debt, net of current portion	4,790,016	4,795,689
Deferred satellite performance incentives, net of current portion	36,027	34,945
Deferred revenue, net of current portion	157,580	143,686
Accrued retirement benefits	107,778	108,492
Other long-term liabilities	27,743	27,029

Total long-term liabilities	5,500,709	5,452,655

Shareholder’s deficit
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	9,104	14,937
Retained deficit	(215,558)	(305,668)
Accumulated other comprehensive income
Unrealized gain on available-for-sale securities, net of tax	177	177

Total shareholder’s deficit	(206,265)	(290,542)

Total liabilities and shareholder’s deficit	$5,294,444	$5,162,113

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity	Successor Entity
	Period January 1, 2005 to January 31, 2005	Period February 1, 2005 to March 31, 2005	Three Months Ended March 31, 2006
Cash flows from operating activities:
Net loss	$(109,726)	$(41,925)	$(90,110)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	39,184	95,953	154,604
Impairment charge for IS-804 satellite	69,227	—	—
Provision for doubtful accounts	(5,799)	(264)	(758)
Foreign currency transaction loss	75	46	(220)
Deferred income taxes	585	1,790	—
Stock-based compensation	—	—	81
Compensation cost paid by parent	—	—	5,832
Amortization of bond discount and issuance costs	430	9,879	17,089
Equity in losses of affiliate	402	1,229	6,270
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(32,168)	(5,132)	8,955
Other assets	3,194	217	(13,275)
Accounts payable and accrued liabilities	51,722	34,762	(42,959)
Deferred revenue	(2,388)	(4,072)	(21,020)
Accrued retirement benefits	(27)	1,914	714
Other long-term liabilities	(3,327)	150	(714)

Net cash provided by operating activities	11,384	94,547	24,489

Cash flows from investing activities:
Payments for satellites and other property and equipment	(953)	(5,255)	(21,479)
Proceeds from insurance receivable	38,561	19,759	—

Net cash (used in) provided by investing activities	37,608	14,504	(21,479)

Cash flows from financing activities:
Repayment of long-term debt	—	(200,875)	(1,750)
Proceeds from bond issuance, net	—	305,348	—
Proceeds from credit facility borrowings	—	200,000	—
Principal payments on deferred satellite performance incentives	(475)	(771)	(648)
Principal payments on capital lease obligations	—	(1,809)	(1,897)
Dividends to shareholder	—	(305,913)	—

Net cash used in financing activities	(475)	(4,020)	(4,295)

Effect of exchange rate changes on cash	(75)	(46)	220

Net change in cash and cash equivalents	48,442	104,985	(1,065)
Cash and cash equivalents, beginning of period	141,320	189,762	360,070
Cash contribution from Intelsat Holdings, Ltd	—	4,920	—

Cash and cash equivalents, end of period	$189,762	$299,667	$359,005

INTELSAT, LTD.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2005	2006
	($ in thousands)
Net cash provided by operating activities	$105,931	$24,489
Payments for satellites and other property and equipment	(6,208)	(21,479)

Free cash flow from operations	$99,723	$3,010

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and our free cash flow from operations may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.